Exhibit (a)(5)(lxi)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE GENENTECH, INC.	:	CONSOLIDATED
SHAREHOLDERS LITIGATION	:	CIVIL ACTION NO. 3911-VCS

STIPULATION AND AGREEMENT OF
COMPROMISE, SETTLEMENT, AND RELEASE

The parties to the above-captioned consolidated class action (the “Action”) currently pending before the Delaware Court of Chancery (the “Court”), and to related actions currently pending in the Superior Court of the State of California, County of San Mateo and the United States District Court for the Northern District of California (as described in Paragraph H below, the “California Actions”), by and through their respective attorneys, have entered into the following Stipulation and Agreement of Compromise, Settlement, and Release (the “Stipulation” or “Settlement”) and hereby submit this Stipulation for approval by the Court.

WHEREAS:

A.   The Action arises out of a proposal by Roche Holdings, Inc., an indirect, wholly owned subsidiary of Roche Holding Ltd (together with its subsidiaries and affiliates, “Roche”), to acquire the remaining approximately 44% of the outstanding common stock of Genentech, Inc. (“Genentech” or the “Company”) that Roche does not already own.  Roche has owned at least a majority interest in Genentech since 1990, and three Roche employees, defendants Erich Hunziker, William M. Burns, and Jonathan K.C. Knowles (collectively, the “Roche Designees”) serve as members of Genentech’s seven-person board of directors (the “Genentech Board”).

B.   On July 21, 2008, Roche announced that it had proposed to acquire 100% of Genentech’s outstanding stock for $89.00 per share (the “July Proposal”).  In its press release announcing the July Proposal, Roche stated that it expected that the Genentech Board would establish a committee consisting solely of independent directors to evaluate Roche’s proposal with the assistance of independent legal and financial advisors.  Roche further noted that any merger agreement would be negotiated between Roche and a special committee and would be subject to the approval of the holders of a majority of the outstanding shares not held by Roche.

C.   Beginning on July 21, 2008, putative class and derivative complaints were filed against Roche, Genentech, and the individual Genentech directors in this Court and in California state and federal court.  In total, nine complaints were filed in this Court against Roche, Genentech, and the individual Genentech directors, Arthur D. Levinson, Charles A. Sanders, Debra L. Reed, Herbert W. Boyer, Erich Hunziker, William M. Burns, and Jonathan K.C. Knowles (collectively, and together with Roche Investments USA Inc., “Defendants”):

1.	The Montgomery County Employees’ Retirement Fund v. Boyer (C.A. No. 3911-VCS) (filed July 22, 2008);

2.	Ira J. Gaines v. Genentech, Inc. (C.A. No. 3912-VCS) (filed July 23, 2008);

3.	Peter Wrubel v. Genentech, Inc. (C.A. No. 3915-VCS) (filed July 24, 2008);

4.	City of Dearborn Heights General Employees’ Retirement System v. Roche Holdings, AG (C.A. No. 3922-VCS) (filed July 25, 2008);

5.	City of Tallahassee’s Employees’ Retirement System v. Genentech, Inc. (C.A. No. 3924-VCS) (filed July 28, 2008);

6.	Alameda County Employees’ Retirement Association v. Genentech, Inc. (C.A. No. 3927-VCS) (filed July 29, 2008);

7.	City of Edinburgh Council as Administering Authority of the Lothian Pension Fund v. Roche Holdings, AG (C.A. No. 3929-VCS) (filed July 29, 2008);

8.	Fulton County Employees’ Retirement System v. Boyer (C.A. No. 3947-VCS) (filed Aug. 5, 2008); and

9.	The General Retirement Fund for the City of Detroit v. Boyer (C.A. No. 3956-VCS) (filed Aug. 7, 2008).

D.   On July 24, 2008, the Genentech Board unanimously adopted resolutions establishing a special committee of Genentech’s three independent directors, defendants Charles A. Sanders, Herbert W. Boyer, and Debra L. Reed (collectively, the “Special Committee”) to respond to the July Proposal.  The resolutions granted the Special Committee the authority to review, evaluate, negotiate, recommend, or not recommend the July Proposal, any other offer by Roche to acquire Genentech stock, or any other proposal for a business combination with Roche.  The resolutions also provided that the Genentech Board could not recommend any such transactions without a prior favorable recommendation of the Special Committee.  Also on July 24, 2008, Genentech publicly announced the formation of the Special Committee and that the Special Committee had hired Latham & Watkins LLP and Goldman, Sachs & Co. as its independent advisors.

E.   On August 1, 2008, following an initial court conference, the Court consolidated the seven complaints identified in Paragraph C.1-C.7 under the caption In re Genentech, Inc. Shareholders Litigation (C.A. No. 3911-VCS).

F.   On August 8, 2008, the plaintiffs in this Action proposed an order appointing (1) as co-lead plaintiffs, Alameda County Employees’ Retirement Association, City of Edinburgh Council as Administering Authority for the Lothian Pension Fund, and The Montgomery County Employees’ Retirement Fund (“Co-Lead Plaintiffs”); and (2) as co-lead counsel, Grant & Eisenhofer P.A., Chimicles & Tikellis LLP, and Barroway Topaz Kessler Meltzer & Check, LLP (“Co-Lead Counsel”).

G.   On August 12, 2008, the Court entered an order consolidating two additional complaints identified in Paragraph C.8-C.9 into this Action and granting plaintiffs’ proposed leadership structure for this Action.

H.   In addition to this Action, there are five actions currently pending in California state and federal court:1

1.
In re Genentech/Roche Shareholder Litigation (Civ. 474829), a consolidated action pending in the Superior Court of the State of California, County of San Mateo, which has been stayed pending resolution of this Action since September 2, 2008;

2.	Wandel v. Boyer (CV 08-3543), pending in the United States District Court for the Northern District of California;

3.	John P. McCarthy Profit Sharing Plan v. Genentech (CV 08-3720), pending in the United States District Court for the Northern District of California;

4.	Gottdiener v. Levinson (CV 08-3753), pending in the United States District Court for the Northern District of California; and

5.	Gerber v. Roche Holding Ltd (CV 09-0785), pending in the United States District Court for the Northern District of California.

These actions are referred to in this Stipulation as the “California Actions.”

I.   On August 13, 2008, Genentech announced that the Special Committee had unanimously rejected the July Proposal, but that the Special Committee would consider further proposals by Roche.

J.   On August 18, 2008, Co-Lead Plaintiffs filed a Verified Consolidated Class Action Complaint (the “Complaint”) in this Court.  The Complaint sought declaratory and injunctive relief concerning the validity, interpretation, and application of certain provisions of a pre-existing affiliation agreement between Roche and Genentech, dated July 22, 1999 (the “Affiliation Agreement”) and Genentech’s amended and restated certificate of incorporation (the

_____________________
1 In addition to these actions, on July 21, 2008, a complaint was filed in the Superior Court of the State of California, County of San Mateo, under the caption Colwell v. Genentech (Civ. 474855) but was not consolidated.  The Colwell litigation was stayed on November 10, 2008, and the plaintiff voluntarily dismissed the action on March 4, 2009.  In addition, on July 24, 2008, a complaint was filed in the Superior Court of the State of California, County of San Francisco, captioned Mercier v. Genentech (Civ. 477874), and the plaintiff in that action voluntarily dismissed the complaint on July 30, 2008.

“Certificate”).  In addition, the Complaint sought damages and declaratory and injunctive relief concerning allegations that Roche and the Roche Designees had breached their fiduciary duties owed to the Company’s minority stockholders in formulating the July Proposal and that the proposal was coercive and not entirely fair to Genentech’s minority stockholders. Contemporaneously with filing the Complaint, Co-Lead Plaintiffs moved for partial summary judgment on the question, among others, of whether the Affiliation Agreement and Certificate could be interpreted to supersede Delaware law and limit or eliminate (1) the fiduciary duty of Roche and the Roche Designees; or (2) liability for breach of such fiduciary duty including, without limitation, the duty of loyalty and the fiduciary requirement that any merger between Roche and Genentech be entirely fair to Genentech’s stockholders.

K.   Over the next several weeks, Co-Lead Counsel and counsel to Roche discussed Co-Lead Plaintiffs’ allegations and possible ways to alleviate any stockholder concerns that the Affiliation Agreement could be interpreted to permit Roche to compel a merger of Roche and Genentech and that provisions of the Certificate might limit the fiduciary duties of Roche or the Roche Designees and their liability for breach thereof.

L.   On September 24, 2008, Co-Lead Counsel and counsel to Roche and the Roche Designees entered into a stipulation (the “First Stipulation”) resolving certain claims and issues relating to Co-Lead Plaintiffs’ challenges to the Affiliation Agreement and Certificate.  The First Stipulation reflected Roche and the Roche Designees’ agreement with Co-Lead Plaintiffs that:  (1) Sections 2.01, 4.02, and 4.05 of the Affiliation Agreement do not (a) require Genentech or the Genentech Board to accept any proposal by Roche concerning a business combination involving Genentech, (b) prohibit or hinder the Genentech directors from acting in accordance with the fiduciary and statutory duties in accordance with Delaware law, or (c) eliminate or limit any statutory or common-law requirements for the consummation of a business combination involving Roche and Genentech; and (2) Articles 8 and 9 of the Certificate do not (a) eliminate or limit the liability of Roche or the Roche Designees for alleged breaches of the duty of loyalty, (b) eliminate or limit the applicability of the “entire fairness” standard to a negotiated merger between Roche and Genentech, or (c) make an acquisition by Roche of Genentech shares a corporate opportunity under the Certificate or Delaware law.

M.  The Court approved the First Stipulation on September 26, 2008, and Co-Lead Plaintiffs withdrew their motion for partial summary judgment on September 30, 2008.

N.   Between late-August 2008 and late-January 2009, representatives of Roche, Genentech, the Special Committee, and their legal and financial advisors, had a series of meetings and communications concerning the value of Genentech and possible business combinations involving Roche and Genentech.

O.   On January 30, 2009, Roche announced that, in light of the lack of progress in its negotiations with the Special Committee, Roche intended to commence a cash tender offer for all of the outstanding publicly held shares of Genentech at $86.50 per share (the “Tender Offer”).  In its press release, Roche stated that the Tender Offer would be subject to a non-waivable majority-of-the-minority condition and that, if Roche owned 90% or more of Genentech’s shares following the consummation of the Tender Offer, it would seek to effect a merger with Genentech.

P.   On February 9, 2009, Roche announced that it had commenced the Tender Offer and filed an Offer to Purchase and Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”).  The Offer to Purchase stated that the Tender Offer was subject to a non-waivable majority-of-the-minority condition and that, if Roche owned 90% or more of Genentech’s stock following the consummation of the Tender Offer, Roche intended to consummate a second-step merger with Genentech in which all remaining public stockholders would receive the same price per share as was paid in the Tender Offer, subject to compliance with the Affiliation Agreement.  The Offer to Purchase summarized Roche’s interpretation of the relevant provisions of the Affiliation Agreement and noted that Genentech stockholders who did not tender their shares might receive greater consideration in a second-step merger than was paid in the Offer to Purchase.  Co-Lead Plaintiffs, however, believed that the Schedule TO did not contain an unambiguous commitment by Roche to pay non-tendering shareholders consideration worth no less than that offered to Genentech stockholders who tendered their shares.  The Offer to Purchase also included certain disclosures concerning the financial projections used to support the respective valuations of Genentech by Roche and its financial advisor and the Special Committee and its financial advisor.

Q.   On February 19, 2009, Co-Lead Plaintiffs filed a Supplement to the Consolidated Class Action Complaint (the “Supplement to the Complaint”).  The Supplement to the Complaint added Roche Investments USA, Inc. as a named defendant to the Action and sought damages and declaratory and injunctive relief.  The Supplement to the Complaint, inter alia, challenged the Tender Offer as being improperly coercive because it did not promise that non-tendering stockholders would be paid at least the same consideration offered to those who tendered their shares and because certain provisions in the Affiliation Agreement threatened to disenfranchise certain Genentech stockholders, and alleged that the Affiliation Agreement precluded Roche from consummating a prompt short-form merger after closing the Tender Offer at a price that was at least as much as was paid in the Tender Offer.  The Supplement to the Complaint also challenged Roche’s interpretation of the provisions of the Affiliation Agreement that would apply to such a second-step merger.  Contemporaneously with filing their Supplement to the Complaint, Co-Lead Plaintiffs filed a Motion for Preliminary Injunction based on their allegations that the Affiliation Agreement precluded Roche from consummating a prompt second-step merger after closing the Tender Offer at a price that was at least as much as was paid in the Tender Offer, and that the Tender Offer was structurally coercive and not entirely fair to the public stockholders of the Company and contained materially false, misleading, or omissive disclosures.

R.   Contemporaneously with the filing of the Supplement to the Complaint and the Motion for Preliminary Injunction, Co-Lead Plaintiffs moved for an expedited briefing schedule on their motion, which Defendants did not oppose.  Accordingly, the Court ordered expedited briefing and scheduled a hearing on Co-Lead Plaintiffs’ Motion for Preliminary Injunction for March 9, 2009.

S.   On February 23, 2009, Genentech announced that the Special Committee had unanimously recommended that Genentech’s stockholders not tender their shares to Roche for $86.50 per share.  Also on February 23, 2009, Genentech filed a Schedule 14D-9 with the SEC including the Special Committee’s recommendation and the reasons supporting that recommendation.

T.   On February 24, 2009, the Court deemed the Supplement to the Complaint filed and served as of that date.

U.   On February 25, 2009, Co-Lead Plaintiffs filed their opening brief in support of their Motion for Preliminary Injunction.

V.   On March 2, 2009, in response to Co-Lead Plaintiffs’ Motion for Preliminary Injunction, Roche filed an amendment (“Amendment No. 1”) to its Schedule TO, which disclosed that Roche committed, if it owned 90% or more of Genentech’s stock after consummation of the Tender Offer, to consummate a prompt short-form merger in which non-tendering stockholders would receive an immediate cash payment equal to the price paid in the Tender Offer plus a future cash payment equal to the amount, if any, that the valuation of Genentech by two investment banks (selected by a committee of independent Genentech directors) exceeded the price paid in the Tender Offer.  Amendment No. 1 was intended, in part, to address Co-Lead Plaintiffs’ allegations that Roche had not committed to consummate a prompt short-form merger at the same price paid in the Tender Offer and that Roche could not consummate a prompt short-form merger without violating certain provisions of the Affiliation Agreement.

W.  On March 5, 2009, Roche filed its answering brief in opposition to Co-Lead Plaintiffs’ Motion for Preliminary Injunction, Genentech filed a statement concerning its interpretation of the Affiliation Agreement, and the Special Committee sent to the Court a letter indicating that the Special Committee did not believe that it was in the best interests of the Genentech minority stockholders to brief the issues raised in Co-Lead Plaintiffs’ Motion for Preliminary Injunction.

X.   On March 6, 2009, Roche filed a second amendment (“Amendment No. 2”) to its Schedule TO, which disclosed additional information concerning the effect of the Affiliation Agreement on a short-form merger and the financial model relied upon by the Special Committee in support of its valuation of Genentech.

Y.   Also on March 6, 2009, Roche announced that it had increased the price to be paid in the Tender Offer from $86.50 to $93.00 per share.  In connection with this increase,

Roche filed a third amendment (“Amendment No. 3”) to its Schedule TO setting forth the reasons for its decision to increase the Tender Offer price.

Z.   On March 8, 2009, Co-Lead Plaintiffs filed their reply brief in support of their Motion for Preliminary Injunction, which identified further alleged deficiencies in the Tender Offer structure as proposed by Roche in Amendment No. 1 to its Schedule TO.  Co-Lead Plaintiffs’ reply brief contended, inter alia, that the revised structure as proposed by Roche would seriously impede the ability of Genentech stockholders to exercise their statutory appraisal rights in connection with any short-form merger, and that the Affiliation Agreement precluded the procedure proposed by Roche in Amendment No. 1.  Specifically, Co-Lead Plaintiffs’ reply brief explained that, because the procedure outlined in Amendment No. 1 contemplated the completion of a short-form merger between Genentech and Roche before proceeding to seek valuations from investment banks, the proposed structure precluded “independent directors” of Genentech from appointing such investment banks as required under the Affiliation Agreement and threatened to impair the ability of Genentech’s minority stockholders to avail themselves of the protections afforded under the Affiliation Agreement and Delaware law, including appraisal rights, because the consideration for their Genentech shares would not be known until some indeterminate time after the Merger.

AA. Over the weekend of March 7-8, 2009, counsel to Roche and Co-Lead Counsel discussed possible grounds upon which to settle the Action.  Co-Lead Counsel expressed their view that the optimal outcome for Genentech’s minority stockholders was for Roche and Genentech to agree to a negotiated merger at an increased price in which all Genentech stockholders would receive the same consideration in the transaction.

BB. On March 9, 2009, following full briefing, the Court held a hearing on Co-Lead Plaintiffs’ Motion for Preliminary Injunction.  During the hearing, counsel for Roche confirmed to the Court and Co-Lead Counsel that Genentech would be the surviving entity of any short-form merger between Genentech and Roche Investments USA, Inc. and agreed that the members of the Special Committee, subject to their consent, would be retained by Roche to oversee any “banker valuation” in connection with a short-form merger between Roche and Genentech (given the provisions of the Affiliation Agreement effective at that time).  Following the preliminary injunction hearing, the Court reserved decision on Co-Lead Plaintiffs’ motion pending receipt of further information from counsel concerning Roche’s plans, if it owns 90% or more of Genentech’s stock following consummation of its Tender Offer, with respect to the determination of the merger consideration payable in a short-form merger (given the provisions of the Affiliation Agreement effective at that time), including the role of the Special Committee in any “banker valuation” and the right of non-tendering Genentech stockholders to pursue appraisal.

CC. Following the hearing, the parties and their counsel conferred on procedures that Roche would follow and drafted supplemental disclosures to be made by Roche that would address these issues.  On March 10, 2009, Co-Lead Counsel and counsel to Roche, the Roche Designees, and the Special Committee, on behalf of their respective clients, entered into a stipulation (the “Second Stipulation”) setting forth the parties’ understanding concerning these issues and confirming that the Second Stipulation and the procedures and supplemental disclosures contemplated thereby had mooted Co-Lead Plaintiffs’ motion to preliminarily enjoin the Tender Offer.  On March 11, 2009, the Court approved the Second Stipulation.

DD. After the Second Stipulation was approved, during the late evening on March 11, 2009 and early morning on March 12, 2009, counsel to Roche and Co-Lead Counsel again discussed possible grounds on which to settle the Action.  Co-Lead Counsel again expressed their view that the optimal outcome for Genentech’s stockholders was for Roche and Genentech to enter into a negotiated merger agreement, pursuant to which all Genentech stockholders would receive the same price per share.  Co-Lead Counsel also expressed their view that Roche should increase its offer price from $93.00 per share.  Co-Lead Counsel also indicated that, if Roche increased its offer to $95.00 per share, Co-Lead Counsel would support an amendment to the Affiliation Agreement to exclude such a merger from the Affiliation Agreement, so as to ensure that all Genentech stockholders would receive the same price per share, without affecting their appraisal rights under section 262 of the Delaware General Corporation Law.

EE. On March 12, 2009, Roche and Genentech announced that they had signed an Agreement and Plan of Merger, dated March 12, 2009 (the “Merger Agreement”), pursuant to which Roche would acquire the outstanding publicly held interest in Genentech for $95.00 per share (the “Merger”), and that the Special Committee had approved the Merger Agreement and would recommend the Tender Offer.  Roche and Genentech also announced that they had amended the Affiliation Agreement to exempt the transactions contemplated by the Merger Agreement from Sections 4.02 and 4.03 of the Affiliation Agreement.  As a result, all Genentech stockholders would receive the same increased price in the Tender Offer and Merger, and there would be no need for a “banker valuation” under Sections 4.02(ii) and 4.03 of the Affiliation Agreement.  These announcements were also described in a fourth amendment (“Amendment No. 4”) to Roche’s Schedule TO.

FF. Co-Lead Counsel have reviewed and analyzed the facts and circumstances relating to the claims asserted in the Action, as known by Co-Lead Plaintiffs and Co-Lead Counsel to date, including conducting discussions with counsel to Roche, the Roche Designees, and the Special Committee, and analyzing documents obtained through publicly available sources, applicable case law, and other authorities.  Based on this investigation, Plaintiffs in this Action have decided to enter into the Stipulation and settle the Action based upon the terms and conditions hereinafter set forth, after taking into account, among other things, (1) the substantial benefits to members of the Class (as defined below) from the litigation of the Action, the Merger, and the Settlement; (2) the risks of continued litigation in this Action; (3) the conclusion reached by the parties and their counsel that the Settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interests of the Class (as defined below) and will result in a material benefit to them; and (4) that Co-Lead Plaintiffs and Co-Lead Counsel will be provided with the opportunity to obtain discovery to confirm their decision to settle the Action based on the benefits and conditions herein.

GG. Counsel in the California Actions have reviewed and analyzed the facts and circumstances relating to the claims asserted in the California Actions, as known by Plaintiffs and their counsel in the California Actions to date, including analyzing documents obtained through publicly available sources, applicable case law, and other authorities.  Based on this investigation, Plaintiffs in the California Actions have decided to enter into the Stipulation and dismiss with prejudice the California Actions based upon the terms and conditions hereinafter set forth, after taking into account, among other things, (1) the substantial benefits to members of the Class (as defined below) from the litigation of the Action, the Merger, and the Settlement; (2) the risks of continued litigation in the California Actions; and (3) the conclusion reached by the parties and their counsel that the Settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interests of the Class (as defined below) and will result in a material benefit to them.

HH. Defendants have denied, and continue to deny:  any wrongdoing or liability with respect to all claims, events, and transactions complained of in this Action or the California Actions, that they engaged in any wrongdoing, that they committed any violation of law, that they breached any fiduciary duties or acted in bad faith, and liability of any kind to the Class, but state that they consider it desirable that this Action be settled and dismissed on the merits and with prejudice, and the California Actions be dismissed on the merits and with prejudice, in order to (1) avoid the substantial expense, burden, and risk of continued litigation; (2) dispose of potentially burdensome and protracted litigation; and (3) finally put to rest and terminate the claims asserted in this Action and the California Actions and dispel any uncertainty that may exist as a result of the pendency of this Action and the California Actions.

NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to approval by the Court, pursuant to Court of Chancery Rule 23, for good and valuable consideration, that the Action shall be dismissed on the merits with prejudice as to all Defendants and against all members of the class, and all Released Claims (as defined below) shall be completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice and without costs (except as provided by paragraphs 10 and 18, below), as to all Released Persons (defined below), upon the following terms and conditions:

DEFINITIONS

1.   In addition to the terms defined above, the following additional terms shall have the meanings specified below:

1.1.       “Class” means a non-opt-out class for settlement purposes of all record holders and beneficial owners of Genentech common stock at any time during the period beginning on and including July 21, 2008 through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them.  Excluded from the Class are Defendants, members of the immediate family of any individual Defendant, any entity in which a Defendant has or had a controlling interest, officers of Defendants and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person.

1.2.       “Final Court Approval” means the date on which the Order and Final Judgment approving the Settlement and dismissing the Action with prejudice becomes final and no longer subject to further appeal or review, whether by the passage of time, affirmance on appeal, or otherwise.

1.3.       “Notice” means the Notice of Pendency and Settlement of Action, substantially in the form attached as Exhibit B.

1.4.       “Order and Final Judgment” means an order entered by the Court, substantially in the form of Exhibit C attached hereto, approving this Settlement and dismissing the Action with prejudice and without costs to any party (except as provided below in paragraphs 10 and 18).

1.5.       “Person” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government, or any political subdivision or agency thereof, or any other business or legal entity.

1.6.       “Plaintiffs” means the plaintiffs in the Action and/or the California Actions, without respect to whether any such plaintiff has been appointed a “Lead Plaintiff” or “Co-Lead Plaintiff.”

1.7.       “Plaintiffs’ Counsel” means any counsel representing any of the Plaintiffs.

1.8.       “Released Claims” means any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, matured or unmatured, that have been, could have been, or in the future can or might be asserted in this Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law, statutory or common law, relating to alleged fraud, breach of any duty, negligence, violations of state or federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved in, set forth in, or referred to or otherwise related, directly or indirectly, in any way to, this Action or the California Actions, or the subject matter of this Action or the California Actions, and including without limitation any claims (whether or not asserted) in any way related to the entry into the Affiliation Agreement, the July Proposal, the Tender Offer, the Merger, the Merger Agreement, transactions related to the Merger or Merger Agreement, the Merger consideration, the negotiations preceding the Merger and Merger Agreement, the adequacy and completeness of disclosures made in connection with the Merger, Merger Agreement, transactions related to the Merger or Merger Agreement, and/or Merger consideration (including, but not limited to, public statements and SEC filings), and any alleged breaches of the fiduciary duties of the Defendants, or the aiding and abetting thereof, provided however, that the Released Claims shall not be construed to limit the right of the Plaintiffs or any member of the Class to enforce the terms of this Stipulation or any properly perfected claims for appraisal under section 262 of Delaware General Corporation Law in connection with the Merger.

1.9.       “Released Persons” means each and all of the Defendants and their respective relatives or family members, parent entities, associates, affiliates, subsidiaries, or trusts, and each and all of their respective past, present, or future officers, directors, record or beneficial stockholders, agents, representatives, employees, attorneys, advisors (including financial or investment advisors), consultants, accountants, law firms, investment bankers, commercial bankers, trustees, insurers, co-insurers and reinsurers, heirs, executors, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns.

1.10.     “Releases” mean the releases set forth in paragraphs 3-7 below.

1.11.     “Releasing Person” means any person granting a release set forth in paragraphs 3-7 below.

1.12.     “Scheduling Order” means an order in substantially the form attached hereto as Exhibit A scheduling a hearing to establish the procedure and/or timing for:  (1) conducting confirmatory discovery as provided in paragraph 17 below; (2) the approval of the Notice; and (3) the Court’s consideration of the Settlement, the Class certification and the Co-Lead Plaintiffs’ application for attorneys’ fees and expenses.

1.13.     “Settlement Hearing” means the hearing or hearings at which the Court will review the fairness, reasonableness, and adequacy if the Settlement, and the appropriateness and amount of an award of attorneys’ fees and expenses payable to Co-Lead Counsel.

SETTLEMENT CONSIDERATION

2. In consideration for the full settlement and release of all Released Claims, Roche shall proceed with the Merger in accordance with the Merger Agreement and has taken the following actions:

A.
On September 24, 2008, counsel to Roche and the Roche Designees entered into the First Stipulation with Co-Lead Counsel, on behalf of their respective clients, pursuant to which Roche and the Roche Designees agreed that (1) Sections 2.01, 4.02, and 4.05 of the Affiliation Agreement do not (a) require Genentech or the Genentech Board to accept any proposal by Roche concerning a business combination involving Genentech, (b) prohibit or hinder the Genentech directors from acting in accordance with the fiduciary and statutory duties in accordance with Delaware law, or (c) eliminate or limit any statutory or common-law requirements for the consummation of a business combination involving Roche and Genentech; and (2) Articles 8 and 9 of the Certificate do not (a) eliminate or limit the liability of Roche or the Roche Designees for alleged breaches of the duty of loyalty, (b) eliminate or limit the applicability of the “entire fairness” standard to a negotiated merger between Roche and Genentech, or (c) make an acquisition by Roche of Genentech shares a corporate opportunity under the Certificate or Delaware law.  The Court entered the First Stipulation as an order on September 26, 2008.

B.
On March 2, 2009, Roche filed Amendment No. 1 to its Schedule TO, which disclosed additional information concerning Roche’s commitment, if it owned 90% or more of Genentech’s stock after consummation of the Tender Offer, to consummate a prompt short-form merger in which non-tendering stockholders would receive an immediate cash payment equal to the price paid in the Tender

Offer plus a future cash payment equal to the amount, if any, that the valuation of Genentech by two investment banks (selected by a committee of independent Genentech directors) exceeded the price paid in the Tender Offer.  Amendment No. 1 also included additional disclosures relating to the Company’s financial information and Co-Lead Plaintiffs’ Motion for Preliminary Injunction.

C.
On March 6, 2009, Roche filed Amendment No. 2 to its Schedule TO, which disclosed additional information concerning the effect of the Affiliation Agreement on a short-form merger, the events leading up to Roche’s Proposal and the Tender Offer, the status of Genentech’s stock if Roche did not achieve 90% ownership in the Tender Offer, and the financial model relied upon by the Special Committee in support of its valuation of Genentech.

D.
On March 6, 2009, Roche increased the price to be paid in the Tender Offer from $86.50 to $93.00 per share and filed Amendment No. 3 to its Schedule TO setting forth the reasons for its decision to increase the price to be paid in the Tender Offer.

E.
On March 10, 2009, counsel to Roche and to the Special Committee, on behalf of their respective clients, entered into the Second Stipulation with Co-Lead Counsel, which set forth the parties’ agreement concerning the merger consideration payable in a short-form merger (given the provisions in the Affiliation Agreement effective at that time), the role of the Special Committee in any “banker valuation,” and the right of non-tendering Genentech stockholders to pursue statutory appraisal or, as appropriate, a quasi-appraisal remedy in connection with a short-form merger of Roche and Genentech.

F.
Roche and the Special Committee agreed that, in the event that Roche owned 90% or more of Genentech’s stock following consummation of the Tender Offer, the Special Committee would continue in existence, subsequent to the consummation of a short-form merger, at least until a “banker valuation” was completed in accordance with the Affiliation Agreement (given the provisions in the Affiliation Agreement effective at that time).

G.
During conversations with counsel to Roche during the late evening on March 11, 2009 and early morning on March 12, 2009, Co-Lead Counsel indicated that, if Roche increased its offer to $95.00 per share, Co-Lead Counsel would support an amendment to the Affiliation Agreement to exclude such a merger from the Affiliation Agreement, so as to ensure that all Genentech stockholders would receive the same price per share, without affecting their appraisal rights under section 262 of the Delaware General Corporation Law.

H.
On March 12, 2009, Roche and Genentech entered into the Merger Agreement, pursuant to which Roche would acquire the outstanding publicly held interest in Genentech for $95.00 per share (which the Special Committee had recommended).  In connection with the Merger Agreement, Roche and Genentech amended the Affiliation Agreement to exempt the transactions contemplated by the Merger Agreement from the merger-related provisions of the Affiliation Agreement.  As a result, all Genentech stockholders would receive the same increased price in the Tender Offer and Merger, there would be no need for a banker valuation, and Genentech’s minority stockholders would maintain their appraisal rights in accordance with section 262 of Delaware General Corporation Law.

I.	On March 12, 2009, Roche disclosed the information set forth in the Second Stipulation in Amendment No. 4 to its Schedule TO.

SCOPE OF RELEASES

3. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action, the California Actions, and any and all related claims as to any settling party to this Action, or party that could have been named in this Action or any related action, including the California Actions.

4. Plaintiffs, Plaintiffs’ Counsel, and each and every member of the Class, individually and collectively, shall and hereby do completely, fully, finally, and forever release, relinquish, and discharge the Released Persons from any and all of the Released Claims.

5. Defendants and their counsel, individually and collectively, shall and hereby do completely, fully, finally, and forever release, relinquish, and discharge Plaintiffs and Plaintiffs’ Counsel from any and all of the Released Claims.

6. Upon entry of the Scheduling Order, the parties agree not to institute, maintain, or prosecute any and all Released Claims against any and all of the Released Persons, or any party, or their respective counsel, and shall be permanently and finally enjoined without the necessity of posting bond from commencing or prosecuting any actions or other proceedings asserting any or all of the Released Claims against any or all of the Released Persons.

EFFECT OF RELEASES

7. The releases contemplated by this Stipulation extend to claims that any Releasing Person may not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Person’s decision to enter into this release or whether or how to object to the Court’s approval of the Settlement or to attempt to exclude themselves from the Class.  The Releasing Persons shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law or foreign law, which may have the effect of limiting the release set forth above.  In particular, the Releasing Persons shall be deemed by operation of law to have relinquished to the full extent permitted by law, the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Releasing Persons shall be deemed to relinquish, to the extent they are applicable, and to the full extent permitted by law, the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to section 1542 of the California Civil Code.  The parties shall not concede that any law, other than the law of the State of Delaware, is applicable to this Stipulation or the release of the Released Claims.  The Releasing Persons acknowledge that the Releasing Persons may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of the Releasing Persons to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Released Claims known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts.

CLASS CERTIFICATION

8. For purposes of settlement only, the parties agree that the Action shall be maintained as a non-opt out class action, pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), on behalf the Class.

SCHEDULING ORDER

9. As soon as practicable after the Stipulation has been executed, the parties to the Action shall jointly submit the Stipulation together with its related documents to the Court, and shall apply to the Court to enter the Scheduling Order, substantially in the form attached hereto as Exhibit A.  The parties to the Action shall include as part of the Scheduling Order a form of Notice substantially in the form attached hereto as Exhibit B.

NOTICE

10. Roche (or the Company, following consummation of the Merger) shall be responsible (and shall bear the costs) for the reproduction and distribution of the Notice, in the form attached hereto as Exhibit B, or as otherwise approved by the Court.  No later than forty-five (45) days prior to the Settlement Hearing, Roche (or the Company, following consummation of the Merger) shall cause the Notice to be distributed, by First-Class Mail, to all reasonably identifiable members of the Class at the respective addresses set forth in the Company’s stock records as of the final day of the Class period.  At least ten (10) days prior to the Settlement Hearing, counsel for Roche (or the Company, following consummation of the Merger) shall file with the Court an appropriate affidavit with respect to the preparation and mailing of the Notice.

DISMISSAL OF ACTIONS WITH PREJUDICE

11. If the Settlement (including any modification thereto made with the consent of the parties as provided for herein) is approved by the Court, the parties shall jointly and promptly request that the Court enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C.

12. Within ten (10) days after the Final Court Approval of the Settlement, the Plaintiffs in the California Actions shall move to voluntarily dismiss with prejudice each of the California Actions, based on the doctrine of res judicata, collateral estoppel, the effect of the releases provided by this Stipulation, and/or any similar theory.

INJUNCTION

13. Upon entry of the Scheduling Order, pending Final Court Approval of the Settlement, the Class members are barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action asserting any Released Claims, whether directly, representatively, individually, derivatively on behalf of the Company, or in any other capacity, which have been or could have been asserted, against any Released Person.

STAY OF PROCEEDINGS

14. Within fifteen (15) days after the Court enters the Scheduling Order, the parties to the California Actions shall jointly move to stay any and all California Actions that are not already subject to a stay order.  The parties also agree to use their reasonable best efforts to prevent, stay or seek dismissal of, or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation against any Released Person that challenges the Settlement or otherwise involves any Released Claims.

CONDITIONS OF SETTLEMENT

15. This Settlement shall be null and void and of no force and effect, unless otherwise agreed by the parties pursuant to paragraph 39 herein, if:  (1) the Merger is not consummated in accordance with the Merger Agreement; (2) the Court does not certify the Class; (3) Co-Lead Counsel concludes that the confirmatory discovery set forth in paragraph 17 does not confirm that the Settlement is fair, reasonable, adequate, and in the best interests of the Class; (4) the Settlement does not obtain Final Court Approval for any reason; or (5) the Action and the California Actions are not dismissed with prejudice against all Defendants, with such dismissals becoming final and no longer subject to further appeal or review by lapse of time or otherwise.  In such event, this Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Action.

16. The existence of this Stipulation and its contents and any negotiations, statements, or proceedings in connection therewith, shall not be construed or deemed evidence of, a presumption, concession, or admission by any Released Person or any other person of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Action or otherwise, or that Plaintiffs or Plaintiffs’ Counsel, the Class, or any present or former stockholders of the Company, or any other person, has suffered any damage attributable in any manner to any Released Person.  The existence of the Stipulation, its contents, or any negotiations, statements or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action or otherwise, except as may be necessary to enforce or obtain Court approval of the Settlement.  Notwithstanding the foregoing, any of the Released Persons may file the Stipulation or any judgment or order of the Court related hereto, in the California Actions, or any other action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.  This provision shall remain in force in the event that the Settlement is terminated.

CONFIRMATORY DISCOVERY

17. Co-Lead Counsel and counsel for Defendants agree to engage in confirmatory discovery of Roche and the Special Committee as agreed to by such parties.  The Scheduling Order shall provide that such confirmatory discovery shall be concluded by Co-Lead Counsel and counsel for Defendants on or before the date on which Notice is disseminated to Genentech stockholders pursuant to paragraph 10 above.

ATTORNEYS’ FEES

18. Co-Lead Plaintiffs and Co-Lead Counsel intend to petition the Court for an award of up to twenty-four million, five-hundred thousand dollars ($24,500,000.00) for attorneys’ fees and expenses (including costs, disbursements, and expert and consultant fees) in connection with this Action to be paid by the Company or its successor entity.  Defendants agree not to oppose any such petition and acknowledge that Co-Lead Counsel have a claim for attorneys’ fees and reimbursement of expenses in this Action based upon the benefits that the litigation of the Action, the Merger, and the Settlement have provided and will provide to the Class.  The Company or its successor entity, on behalf of and for the benefit of itself and the other Defendants in this Action, agrees to pay any final award of fees and expenses by the Court, not to exceed the amounts specified in the first sentence of this paragraph.

19. Resolution of Co-Lead Plaintiffs’ and Co-Lead Counsel’s petition for an award of attorneys’ fees and expenses shall not be a precondition to this Settlement or to the dismissal with prejudice of the Action or the California Actions.  The Court may consider and rule upon the fairness, reasonableness, and adequacy of the Settlement independently of any award of attorneys’ fees and expenses.  Any dispute regarding the allocation or division of any fees and expenses among counsel for the Plaintiffs shall have no effect on this Stipulation or the Settlement.

20. If the Court grants the fee petition, any amount awarded shall be paid to Co-Lead Counsel by the Company or its successor entity within five (5) business days after the fee application is granted, subject to each Co-Lead Counsel’s obligation to make appropriate refunds or repayments to the Company of the applicable portion of the fee received by each of them if, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the amount of the fee awarded is reduced.  Except as expressly provided in this paragraph and paragraphs 10 and 18 above, the Company and/or any Defendant in the Action or the California Actions shall not be liable for any fees or expenses of Plaintiffs, Plaintiffs’ Counsel, or any member of the Class, or of any attorney, expert, advisor, agent, or representative of the foregoing in connection with this Settlement.  In no event shall the individual defendant members of the Genentech Board be liable for any fees or expenses in connection with this Settlement.

21. Defendants and their counsel shall have no responsibility for, and no liability whatsoever with respect to, the fee allocation among Plaintiffs’ Counsel.  Any allocation among Plaintiffs’ Counsel of the fee amount referenced in paragraph 18 above shall be made at the sole discretion of Co-Lead Counsel, and is subject to each Plaintiffs’ Counsel’s obligations to make appropriate refunds or repayments of the applicable portion of the fee received by each of them if, as a result of any appeal and/or further proceeds on remand, or successful collateral attack, the amount of the fee awarded is reduced.

BEST EFFORTS

22. The parties and their respective counsel agree to cooperate fully with one another in seeking the Court’s approval of this Stipulation and the Settlement and to use their best efforts to effect the consummation of this Stipulation and the Settlement (including, but not limited to, using their best efforts to resolve any objections raised to the Settlement).

23. Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

STIPULATION NOT AN ADMISSION

24. The provisions contained in this Stipulation and all negotiations, statements, and proceedings in connection therewith are not, will not be argued to be, and will not be deemed to be a presumption, a concession, or an admission by any party of any fault, liability, or wrongdoing as to any fact or claim alleged or asserted in this Action or any other actions or proceedings and will not be interpreted, construed, deemed, invoked, offered, or received in evidence, or otherwise used by any party or person in this or any other actions or proceedings, whether civil, criminal, or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

NO WAIVER

25. Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other party.

26. No waiver, express or implied, by any party of any breach or default in the performance by the other party of its obligations under this Stipulation shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent, or contemporaneous, under this Stipulation.

AUTHORITY

27. This Stipulation will be executed by counsel to the parties to the Action and the California Actions, each of whom represents and warrants that he or she has been duly authorized and empowered to execute this Stipulation on behalf of such party, and that it shall be binding on such party in accordance with its terms.

SUCCESSORS AND ASSIGNS

28. This Stipulation is and shall be binding upon, and inure to the benefit of, the parties and their respective agents, executors, administrators, heirs, successors, and assigns, including without limitation any corporation or other entity with which any party hereto may merge or otherwise consolidate.

GOVERNING LAW AND FORUM

29. This Stipulation and the Settlement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.  Any dispute arising out of this Stipulation or Settlement shall be filed and litigated exclusively in the Court of Chancery of the State of Delaware.  Each party hereto (1) consents to personal jurisdiction in any such action (but in no other action) brought in this Court; (2) consents to service of process by registered mail upon such party and/or such party’s agent; (3) waives any objection to venue in this Court and any claim that Delaware or this Court is an inconvenient forum, and (4) waives any right to demand a jury trial as to any such action.

WARRANTY

30. Plaintiffs and Plaintiffs’ Counsel represent and warrant that none of the Released Claims has been assigned, encumbered, or in any manner transferred in whole or in part, and that Plaintiffs and Plaintiffs’ Counsel will not attempt to assign, encumber, or in any manner transfer in whole or in part any of the Released Claims.

31. Defendants and their counsel represent and warrant that none of the Released Claims has been assigned, encumbered, or in any manner transferred in whole or in part, and that Defendants and their counsel will not attempt to assign, encumber, or in any manner transfer in whole or in part any of the Released Claims.

32. Each party represents and warrants that the party, or a responsible officer or partner or other fiduciary thereof, has read this Stipulation and understands the contents hereof.

33. Each party represents and warrants that the party has made such investigation of the facts pertaining to the Settlement provided for in this Stipulation, and all of the matters pertaining thereto, as the party deems necessary and advisable.

ENTIRE AGREEMENT

34. This Stipulation and the attached exhibits constitute the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements, understandings, or representations.  All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.  This Stipulation may be modified, amended, or waived only by a writing signed by representatives of the parties hereto.

INTERPRETATION

35. Each term of this Stipulation is contractual and not merely a recital.

36. This Stipulation will be deemed to have been mutually prepared by the parties and will not be construed against any of them by reason of authorship.

37. Paragraph titles have been inserted for convenience only and will not be used in determining the terms of this Stipulation.

38. The terms and provisions of this Stipulation are intended solely for the benefit of the Released Persons, the Class, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights or remedies upon any other person or entity, except any attorneys’ fees and expenses to be paid pursuant to the terms of this Stipulation.

AMENDMENTS

39. This Stipulation may not be amended, changed, waived, discharged, or terminated (except as explicitly provided herein), in whole or in part, except by an instrument in writing signed by the party against whom enforcement of such amendment, change, waiver, discharge, or termination is sought.

COUNTERPARTS

40. This Stipulation may be executed in any number of actual, telecopied, or electronically mailed counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original.  This Stipulation will become effective when the actual or telecopied counterparts have been signed by each of the parties and delivered to the other parties.  The executed signature page(s) from each actual, telecopied, or electronically mailed counterpart may be joined together and attached and will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Stipulation, dated March 20, 2009, to be executed, by their duly authorized attorneys.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

Dated _______________	DAVIS POLK & WARDWELL

	By:	/s/ Lawrence Portnoy
Lawrence Portnoy

Dated _______________	RICHARDS LAYTON & FINGER, P.A.

	By:	/s/ Daniel A. Dreisbach
Daniel A. Dreisbach

Attorneys for Defendants Roche Holding Ltd, Roche Holdings, Inc., Roche Investments USA Inc., Erich Hunziker, William M. Burns, Jonathan K.C. Knowles

Dated _______________	WILSON SONSINI GOODRICH & ROSATI PC

	By:	/s/ Boris Feldman
Boris Feldman

Dated _______________	YOUNG CONAWAY STARGATT & TALYOR, LLP

	By:	/s/ David C. McBride
David C. McBride

Attorneys for Defendants Genentech and Arthur D. Levinson

Dated _______________	LATHAM & WATKINS LP

	By:	/s/ Paul H. Dawes
Paul H. Dawes

Dated _______________	MORRIS NICHOLS ARSHT & TUNNELL LLP

	By:	/s/ S. Mark Hurd
S. Mark Hurd

Attorneys for Defendants Herbert W. Boyer, Debra L. Reed, and Charles A. Sanders

Dated _______________	CHIMICLES & TIKELLIS LLP

	By:	/s/ Pamela S. Tikellis
Pamela S. Tikellis

Co-Lead Counsel for Plaintiffs in litigation captioned In re Genentech, Inc. Shareholders Litigation (C.A. No. 3911-VCS)

Dated _______________	GRANT & EISENHOFER P.A.

	By:	/s/ Michael J. Barry
Michael J. Barry

Co-Lead Counsel for Plaintiffs in litigation captioned In re Genentech, Inc. Shareholders Litigation (C.A. No. 3911-VCS)

Dated _______________	BARROWAY TOPAZ KESSLER MELTZER & CHECK, LLP

	By:	/s/ Marc A. Topaz
Marc A. Topaz

Co-Lead Counsel for Plaintiffs in litigation captioned In re Genentech, Inc. Shareholders Litigation (C.A. No. 3911-VCS)

Dated _______________	COTCHETT, PITRE & McCARTHY

	By:	/s/ Mark C. Molumphy
Mark C. Molumphy

Co-Lead Counsel for Plaintiffs in litigation captioned In re Genentech/Roche Shareholder Litigation (Civ. 474829)

Dated _______________	BERMAN DEVALERIO PEASE TABACCO BURT & PUCILLO

	By:	/s/ Joseph J. Tabacco, Jr.
Joseph J. Tabacco, Jr.

Co-Lead Counsel for Plaintiffs in litigation captioned In re Genentech/Roche Shareholder Litigation (Civ. 474829)

Dated _______________	WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP

	By:	/s/ Betsy C. Manifold
Betsy C. Manifold

Counsel for Plaintiff Arnold Wandel in litigation captioned Wandel v. Boyer (CV 08-03543)

Dated _______________	SPECTOR, ROSEMAN KODROFF & WILLIS, P.C.

	By:	/s/ Andrew D. Abramowitz
Andrew D. Abramowitz

Counsel for Plaintiff John P. McCarthy Profit Sharing Plan in litigation captioned John P. McCarthy Profit Sharing Plan v. Genentech (CV 098-3720)

Dated _______________	BULL & LIFSHITZ, LLP

	By:	/s/ Peter D. Bull
Peter D. Bull

Counsel for Plaintiff Ernest Gottdiener in litigation captioned Gottdiener v. Levinson (CV 08-3753)

Dated _______________	HARWOOD FEFFER LLP

	By:	/s/ Robert I. Harwood
Robert I. Harwood

Counsel for Plaintiff Joel A. Gerber in litigation captioned Gerber v. Roche Holding Ltd (CV 09-0785)

Exhibit A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE GENENTECH, INC.	:	CONSOLIDATED
SHAREHOLDERS LITIGATION	:	CIVIL ACTION NO. 3911-VCS

SCHEDULING ORDER

The parties to the above-captioned action (the “Action”) having applied pursuant to Delaware Court of Chancery Rule 23(e) for an order approving the proposed settlement of the Action in accordance with the Stipulation and Agreement of Compromise, Settlement, and Release entered into by the parties on March 23, 2009 (the “Stipulation”), and for dismissal of the Action on the merits with prejudice upon the terms and conditions set forth in the Stipulation (the “Settlement”); the Stipulation contemplating certification by this Court of a class in the Action, solely for the purposes of settlement; and the Court having read and considered the Stipulation and accompanying documents; and all parties having consented to the entry of this Order,

           NOW, THEREFORE, this ____ day of _________________, 2009, upon application of the parties, IT IS HEREBY ORDERED that:

1.           Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

2.           Solely for purposes of the Settlement, the Action below shall be preliminarily maintained as a non-opt-out class action, pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2), on behalf of a class consisting of all record holders and beneficial owners of Genentech common stock at any time during the period beginning on and including July 21, 2008 through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, and excluding the Defendants, members of the immediate family of any individual Defendant, any entity in which a Defendant has or had a controlling interest, officers of Defendants and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”).  The Court preliminarily certifies the Co-Lead Plaintiffs as Class representatives.  The law firms of Grant & Eisenhofer P.A., Chimicles & Tikellis LLP, and Barroway Topaz Kessler Meltzer & Check, LLP are preliminarily certified as the Co-Lead Plaintiffs’ co-lead counsel (collectively, “Co-Lead Counsel”).

3.           A hearing (the “Settlement Hearing”) shall be held on  ________________, 2009 at _________ _.m., in the Court of Chancery, New Castle County Courthouse, 500 King Street, Wilmington, Delaware 19801 to:

a.	determine whether the temporary certification herein should be made final;

b.	determine whether the Settlement should be approved by the Court as fair, reasonable, adequate, and in the best interests of the Class;

c.	determine whether an Order and Final Judgment should be entered pursuant to the Stipulation;

d.	hear and determine any objections to the Settlement or the application of Co-Lead Counsel for an award of attorneys’ fees and expenses;

e.	consider the application of Co-Lead Counsel for an award of attorneys’ fees and expenses; and

f.	rule on such other matters as the Court may deem appropriate.

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4.           The Court reserves the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys’ fees, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof.

5.           The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Class.

6.           At least forty-five (45) days prior to the Settlement Hearing, Roche (or the Company, following consummation of the Merger) shall cause a Notice of Pendency of Class Action, Proposed Class Action Determination, Proposed Settlement of Class Action and Settlement Hearing, and Right to Appear (the “Notice”), substantially in the form annexed as Exhibit B to the Stipulation, to be mailed by United States mail, postage pre-paid, to all members of the Class at their last known address appearing in the stock transfer records maintained by or on behalf of the Company.  All record holders in the Class who were not also the beneficial owners of the shares of the Company’s common stock held by them of record are requested to forward the Notice to the Class to such beneficial owners of those shares.  Roche (or the Company, following consummation of the Merger) shall use reasonable efforts to give notice to such beneficial owners by (a) making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests copies for distribution to beneficial owners, or (b) mailing additional copies of the Notice to beneficial owners as reasonably requested by record holders who provide names and addresses for such beneficial holders.  Roche (or the

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Company, following consummation of the Merger), on behalf of all Defendants, shall be responsible for and shall pay all costs and expenses incurred in providing such Notice to the members of the Class.

           7.           The form and method of notice specified herein is the best notice practicable and shall constitute due and sufficient notice of the Settlement Hearing to all persons entitled to receive such a notice, and fully satisfies the requirements of due process, Delaware Court of Chancery Rule 23, and applicable law.  Counsel for Roche (or the Company, following consummation of the Merger) shall, at least ten (10) days prior to the date of the Settlement Hearing directed herein, file with the Court of Chancery proof of mailing of the Notice.

8.           Confirmatory discovery of Roche and the Special Committee, as agreed to by such parties and as set forth in the Stipulation, shall be concluded by Co-Lead Counsel and counsel for Defendants on or before the date on which the Notice is disseminated to Genentech stockholders.

9.           All proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further order of this Court.  Pending final determination of whether the Settlement should be approved, Co-Lead Plaintiffs, Co-Lead Counsel, and all members of the Class, and each of them, and any of their respective representatives, trustees, successors, heirs and assigns are barred and enjoined from commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action, whether directly, representatively, derivatively, or in any other capacity, asserting any claims that are, or relate in

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any way to, the Released Claims against any Released Persons.

10.           Any Class member who objects to the Settlement, the Order and Final Judgment to be entered in the Action, and/or Co-Lead Plaintiffs and Co-Lead Counsel’s application for attorneys’ fees, or who otherwise wishes to be heard, may appear in person or by his or her attorney at the Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that, except for good cause shown, no person other than Co-Lead Counsel and counsel for the Defendants in the Action shall be heard and no papers, briefs, pleadings, or other documents submitted by any Class member shall be considered by the Court unless, not later than ten (10) calendar days prior to the Settlement Hearing directed herein (a) a written notice of intention to appear; (b) proof of membership in the Class; (c) a detailed statement of the Class member’s objections to any matters before the Court; and (d) the grounds therefor or the reasons why such Class member desires to appear and be heard, as well as all documents or writings such person desires the Court to consider, shall be filed by such person with the Court of Chancery and, on or before such filing, shall be served by hand or overnight mail on the following counsel of record:

Robert J. Kriner, Jr.
CHIMICLES & TIKELLIS LLP
One Rodney Square
P.O. Box 1035
Wilmington, DE 19899

Michael J. Barry
GRANT & EISENHOFER P.A.
1201 N. Market Street
Wilmington, DE 19801

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Michael Wagner
BARROWAY TOPAZ KESSLER MELTZER & CHECK, LLP
280 King of Prussia Road
Radnor, PA 19087

Allen M. Terrell, Jr.
RICHARDS LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801

S. Mark Hurd
MORRIS NICHOLS ARSHT & TUNNELL LLP
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347

David C. McBride
YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, DE 19801

11.           Any Class member who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding.

12.           The Stipulation and any negotiations, statements, or proceedings in connection therewith, shall not be construed or deemed evidence of, a presumption, concession, or admission by any Released Person or any other person of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Action or otherwise, or that Co-Lead Plaintiffs or Co-Lead Counsel, the Class, or any present or former stockholders of the Company, or any other person, has suffered any damage attributable in any manner to any Released Person.  The existence of the Stipulation, its contents, and any negotiations, statements, or proceedings in

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connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action or otherwise, except as may be necessary to enforce or obtain Court approval of the Settlement.  Notwithstanding the foregoing, any of the Released Persons may file the Stipulation or any judgment or order of the Court related hereto, in the California Actions, or any other action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.

13.           If the Settlement is approved by the Court following the Settlement Hearing, a Final Order and Judgment will be entered as described in the Stipulation.

14.           If the Settlement, including any amendment made in accordance with the Stipulation, is not approved by the Court or shall not become effective for any reason whatsoever, the Settlement (including any modification thereof made with the consent of the parties as provided for in the Stipulation), and temporary Class certification herein and any actions taken or to be taken in connection therewith (including this Order and any judgment entered herein) shall be terminated and shall become void and of no further force and effect, except for Roche’s obligation to pay for any expenses incurred in connection with the Notice and administration provided for by this Scheduling Order.  In that event, neither the Stipulation, nor any provision contained in the Stipulation, nor any action undertaken pursuant thereto, nor the negotiation thereof by any party shall be deemed an admission or received as evidence in this or any other action or proceeding.

7

15.           The Court may, for good cause, extend any of the deadlines set forth in this Order without further notice to Class members.

_____________________________
The Honorable Leo E. Strine, Jr.
Vice Chancellor

8

Exhibit B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE GENENTECH, INC.	:	CONSOLIDATED
SHAREHOLDERS LITIGATION	:	CIVIL ACTION NO. 3911-VCS

NOTICE OF PENDENCY OF CLASS ACTION,
PROPOSED CLASS ACTION DETERMINATION,
PROPOSED SETTLEMENT OF CLASS ACTION,
SETTLEMENT HEARING, AND RIGHT TO APPEAR

TO:
ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF GENENTECH, INC. COMMON STOCK AT ANY TIME DURING THE PERIOD BEGINNING ON AND INCLUDING JULY 21, 2008 THROUGH AND INCLUDING [THE DATE OF THE CONSUMMATION OF THE MERGER], INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS IN INTEREST, PREDECESSORS, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS, OR TRANSFEREES, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER, ANY OF THEM, AND EACH OF THEM.

PLEASE READ ALL OF THIS NOTICE CAREFULLY.  YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS ACTION.  IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS OF THE PROPOSED SETTLEMENT, OR PURSUING THE RELEASED CLAIMS (AS DEFINED HEREIN).

IF YOU HELD OR TENDERED THE COMMON STOCK OF GENENTECH, INC. FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

I.	PURPOSE OF NOTICE

The purpose of this Notice is to inform you of the proposed settlement (the “Settlement”) of the above-captioned lawsuit (the “Action” or the “Litigation”) pending in the Court of Chancery of the State of Delaware (the “Court”).  This Notice also informs you of the Court’s certification of a Class (as defined below) for purposes of the Settlement, and notifies you of your right to participate in a hearing to be held on [-------- --], 2009 at [X:XX x].m. EDT, before the Court in the New Castle County Courthouse, 500 North King Street, Wilmington, Delaware (the “Settlement Hearing”) to determine whether the Court should approve the Settlement as fair, reasonable, adequate, and in the best interests of the Class, to determine whether “Co-Lead Plaintiffs” Alameda County Employees’ Retirement Association, City of Edinburgh Council as Administering Authority for the Lothian Pension Fund, and The Montgomery County Employees’ Retirement Fund (also referred to herein as “Class Plaintiffs”) and their counsel have adequately represented the interests of the Class in the Action, and to consider other matters, including a request by counsel for the Class Plaintiffs for an award of attorneys’ fees and reimbursement of expenses.

The Court has determined that, for purposes of the Settlement only, the Action shall be temporarily maintained as a non-opt-out class action under Chancery Court Rules 23(a), 23(b)(1), and 23(b)(2), by the Class Plaintiffs as Class representatives, on behalf of a class consisting of all record holders and beneficial owners of Genentech common stock at any time during the period beginning on and including July 21, 2008 through and including [the date of the consummation of the Merger (as defined below)], including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, and excluding the Defendants (as defined below), members of the immediate family of any individual Defendant, any entity in which a Defendant has or had a controlling interest, officers of Defendants and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”).  At the Settlement Hearing, among other things, the Court will consider whether the Class should be certified pursuant to Chancery Court Rule 23 and whether the Class Plaintiffs and their counsel have adequately represented the Class.

This Notice describes the rights you may have under the Settlement and what steps you may, but are not required to, take in relation to the Settlement.

If the Court approves the Settlement, the parties to the Action will ask the Court at the Settlement Hearing to enter an Order and Final Judgment dismissing the Action with prejudice on the merits.

THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT.  IT IS BASED ON STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

II.	BACKGROUND OF THE ACTIONS

The Action arises out of a proposal by Roche Holdings, Inc. (“RHI”), an indirect, wholly owned subsidiary of Roche Holding Ltd (together with its subsidiaries and affiliates, “Roche”), to acquire the remaining approximately 44% of the outstanding common stock of Genentech, Inc. (“Genentech” or the “Company”) that Roche did not already own.  Roche has owned at least a majority interest in Genentech since 1990, and three Roche employees, defendants Erich Hunziker, William M. Burns, and Jonathan K.C. Knowles (collectively, the “Roche Designees”), serve as members of Genentech’s seven-person board of directors (the “Genentech Board”).

On July 21, 2008, Roche announced that it had proposed to acquire 100% of Genentech’s outstanding stock for $89.00 per share (the “July Proposal”).  In its press release announcing the July Proposal, Roche stated that it expected that the Genentech Board would establish a committee consisting solely of independent directors to evaluate Roche’s proposal with the assistance of independent legal and financial advisors.  Roche further noted that any merger agreement would be negotiated between Roche and a special committee and would be subject to the approval of the holders of a majority of the outstanding shares not held by Roche.

Beginning on July 21, 2008, putative class and derivative complaints were filed against Roche, Genentech, and the individual Genentech directors in this Court and in California state and federal court.  In total, nine complaints were filed in this Court against Roche, Genentech, and the individual Genentech directors, Arthur D. Levinson, Charles A. Sanders, Debra L. Reed, Herbert W. Boyer, Erich Hunziker, William M. Burns, and Jonathan K.C. Knowles (collectively, and together with Roche Investments USA Inc., “Defendants”):

1.	The Montgomery County Employees’ Retirement Fund v. Boyer (C.A. No. 3911-VCS) (filed July 22, 2008);

2.	Ira J. Gaines v. Genentech, Inc. (C.A. No. 3912-VCS) (filed July 23, 2008);

3.	Peter Wrubel v. Genentech, Inc. (C.A. No. 3915-VCS) (filed July 24, 2008);

4.	City of Dearborn Heights General Employees’ Retirement System v. Roche Holdings, AG (C.A. No. 3922-VCS) (filed July 25, 2008);

5.	City of Tallahassee’s Employees’ Retirement System v. Genentech, Inc. (C.A. No. 3924-VCS) (filed July 28, 2008);

6.	Alameda County Employees’ Retirement Association v. Genentech, Inc. (C.A. No. 3927-VCS) (filed July 29, 2008);

7.	City of Edinburgh Council as Administering Authority of the Lothian Pension Fund v. Roche Holdings, AG (C.A. No. 3929-VCS) (filed July 29, 2008);

8.	Fulton County Employees’ Retirement System v. Boyer (C.A. No. 3947-VCS) (filed Aug. 5, 2008); and

9.	The General Retirement Fund for the City of Detroit v. Boyer (C.A. No. 3956-VCS) (filed Aug. 7, 2008).

On July 24, 2008, the Genentech Board unanimously adopted resolutions establishing a special committee of Genentech’s three independent directors, defendants Charles A. Sanders, Herbert W. Boyer, and Debra L. Reed (collectively, the “Special Committee”) to respond to the July Proposal.  The resolutions granted the Special Committee the authority to review, evaluate, negotiate, recommend, or not recommend the July Proposal, any other offer by Roche to acquire

Genentech stock, or any other proposal for a business combination with Roche.  The resolutions also provided that the Genentech Board could not recommend any such transactions without a prior favorable recommendation of the Special Committee.  Also on July 24, 2008, Genentech publicly announced the formation of the Special Committee and that the Special Committee had hired Latham & Watkins LLP and Goldman, Sachs & Co. as its independent advisors.

On August 1, 2008, following an initial court conference, the Court consolidated seven complaints filed by then (complaints 1-7 listed above) under the caption In re Genentech, Inc. Shareholders Litigation (C.A. No. 3911-VCS).

On August 8, 2008, the plaintiffs in this Action proposed an order appointing (1) as Co-Lead Plaintiffs, Alameda County Employees’ Retirement Association, City of Edinburgh Council as Administering Authority for the Lothian Pension Fund, and Montgomery Employees’ Retirement Fund; and (2) as co-lead counsel, Grant & Eisenhofer P.A., Chimicles & Tikellis LLP, and Barroway Topaz Kessler Meltzer & Check, LLP (“Co-Lead Counsel”).

On August 12, 2008, the Court entered an order consolidating the two additional complaints filed in the interim (complaints 8-9 listed above) into this Action and granting plaintiffs’ proposed leadership structure for this Action.

In addition to this Action, there are five actions currently pending in California state and federal court1:

1.
In re Genentech/Roche Shareholder Litigation (Civ. 474829), a consolidated action pending in the Superior Court of the State of California, County of San Mateo, which has been stayed pending resolution of this Action since September 2, 2008;

2.	Wandel v. Boyer (CV 08-3543), pending in the United States District Court for the Northern District of California;

3.	John P. McCarthy Profit Sharing Plan v. Genentech (CV 08-3720), pending in the United States District Court for the Northern District of California;

4.	Gottdiener v. Levinson (CV 08-3753), pending in the United States District Court for the Northern District of California; and

5.	Gerber v. Roche Holding Ltd (CV 09-0785), pending in the United States District Court for the Northern District of California.

These actions are referred to in this Notice as the “California Actions.”

On August 13, 2008, Genentech announced that the Special Committee had unanimously rejected the July Proposal, but that the Special Committee would consider further proposals by Roche.

On August 18, 2008, Co-Lead Plaintiffs filed a Verified Consolidated Class Action Complaint (the “Complaint”) in this Court.  The Complaint sought declaratory and injunctive relief concerning the validity, interpretation, and application of certain provisions of a pre-existing affiliation agreement between Roche and Genentech, dated July 22, 1999 (the “Affiliation Agreement”) and Genentech’s amended and restated certificate of incorporation (the “Certificate”).  In addition, the Complaint sought damages and declaratory and injunctive relief

__________________
1 In addition to these actions, on July 21, 2008, a complaint was filed in the Superior Court of the State of California, County of San Mateo, under the caption Colwell v. Genentech (Civ. 474855) but was not consolidated.  The Colwell litigation was stayed on November 10, 2008, and the plaintiff voluntarily dismissed the action on March 4, 2009.  In addition, on July 24, 2008, a complaint was filed in the Superior Court of the State of California, County of San Francisco, captioned Mercier v. Genentech (Civ. 477874), and the plaintiff in that action voluntarily dismissed the complaint on July 30, 2008.

concerning allegations that Roche and the Roche Designees had breached their fiduciary duties owed to the Company’s minority stockholders in formulating the July Proposal and that the proposal was coercive and not entirely fair to Genentech’s minority stockholders.  Contemporaneously with filing the Complaint, Co-Lead Plaintiffs moved for partial summary judgment on the question, among others, of whether the Affiliation Agreement and Certificate could be interpreted to supersede Delaware law and limit or eliminate (1) the fiduciary duty of Roche and the Roche Designees; or (2) liability for breach of such fiduciary duty including, without limitation, the duty of loyalty and the fiduciary requirement that any merger between Roche and Genentech be entirely fair to Genentech’s stockholders.

Over the next several weeks, Co-Lead Counsel and counsel to Roche discussed Co-Lead Plaintiffs’ allegations and possible ways to alleviate any stockholder concerns that the Affiliation Agreement could be interpreted to permit Roche to compel a merger of Roche and Genentech and that provisions of the Certificate might limit the fiduciary duties of Roche or the Roche Designees and their liability for breach thereof.

On September 24, 2008, Co-Lead Counsel and counsel to Roche and the Roche Designees entered into a stipulation (the “First Stipulation”) resolving certain claims and issues relating to Co-Lead Plaintiffs’ challenges to the Affiliation Agreement and Certificate.  The First Stipulation reflected Roche and the Roche Designees’ agreement with Co-Lead Plaintiffs that:  (1) Sections 2.01, 4.02, and 4.05 of the Affiliation Agreement do not (a) require Genentech or the Genentech Board to accept any proposal by Roche concerning a business combination involving Genentech, (b) prohibit or hinder the Genentech directors from acting in accordance with the fiduciary and statutory duties in accordance with Delaware law, or (c) eliminate or limit any statutory or common-law requirements for the consummation of a business combination involving Roche and Genentech; and (2) Articles 8 and 9 of the Certificate do not (a) eliminate or limit the liability of Roche or the Roche Designees for alleged breaches of the duty of loyalty, (b) eliminate or limit the applicability of the “entire fairness” standard to a negotiated merger between Roche and Genentech, or (c) make an acquisition by Roche of Genentech shares a corporate opportunity under the Certificate or Delaware law.

The Court approved the First Stipulation on September 26, 2008, and Co-Lead Plaintiffs withdrew their motion for partial summary judgment on September 30, 2008.

Between late-August 2008 and late-January 2009, representatives of Roche, Genentech, the Special Committee, and their legal and financial advisors, had a series of meetings and communications concerning the value of Genentech and possible business combinations involving Roche and Genentech.

On January 30, 2009, Roche announced that, in light of the lack of progress in its negotiations with the Special Committee, Roche intended to commence a cash tender offer for all of the outstanding publicly held shares of Genentech at $86.50 per share (the “Tender Offer”).  In its press release, Roche stated that the Tender Offer would be subject to a non-waivable majority-of-the-minority condition and that, if Roche owned 90% or more of Genentech’s shares following the consummation of the Tender Offer, it would seek to effect a merger with Genentech.

On February 9, 2009, Roche announced that it had commenced the Tender Offer and filed an Offer to Purchase and Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”).  The Offer to Purchase stated that the Tender Offer was subject to a non-waivable majority-of-the-minority condition and that, if Roche owned 90% or more of Genentech’s stock following the consummation of the Tender Offer, Roche intended to consummate a second-step merger with Genentech in which all remaining public stockholders would receive the same price per share as was paid in the Tender Offer, subject to compliance with the Affiliation Agreement.  The Offer to Purchase summarized Roche’s interpretation of the relevant provisions of the Affiliation Agreement and noted that Genentech stockholders who did not tender their shares might receive greater consideration in a second-step merger than was paid in the Offer to Purchase.  Co-Lead Plaintiffs, however, believed that the Schedule TO did not contain an unambiguous commitment by Roche to pay non-tendering stockholders consideration worth no less than that offered to Genentech stockholders who tendered their shares.  The Offer to Purchase also included certain disclosures concerning the financial projections used to support the respective valuations of Genentech by Roche and its financial advisor and the Special Committee and its financial advisor.

On February 19, 2009, Co-Lead Plaintiffs filed a Supplement to the Consolidated Class Action Complaint (the “Supplement to the Complaint”).  The Supplement to the Complaint added Roche Investments USA, Inc. as a named defendant to the Action and sought damages and declaratory and injunctive relief.  The Supplement to the Complaint, among other things, challenged the Tender Offer as being improperly coercive because it did not promise that non-tendering stockholders would be paid at least the same consideration offered to those who tendered their shares and because certain provisions in the Affiliation Agreement threatened to disenfranchise certain Genentech stockholders, and alleged that the Affiliation Agreement precluded Roche from consummating a prompt short-form merger after closing the Tender Offer at a price that was at least as much as was paid in the Tender Offer.  The Supplement to the Complaint also challenged Roche’s interpretation of the provisions of the Affiliation Agreement that would apply to such a second-step merger.  Contemporaneously with filing their Supplement to the Complaint, Co-Lead Plaintiffs filed a Motion for Preliminary Injunction based on their allegations that the Affiliation Agreement precluded Roche from consummating a prompt second-step merger after closing the Tender Offer at a price that was at least as much as was paid in the Tender Offer, and that the Tender Offer was structurally coercive and not entirely fair to the public stockholders of the Company and contained materially false, misleading, or omissive disclosures.

Contemporaneously with the filing of the Supplement to the Complaint and the Motion for Preliminary Injunction, Co-Lead Plaintiffs moved for an expedited briefing schedule on their motion, which Defendants did not oppose.  Accordingly, the Court ordered expedited briefing and scheduled a hearing on Co-Lead Plaintiffs’ Motion for Preliminary Injunction for March 9, 2009.

On February 23, 2009, Genentech announced that the Special Committee had unanimously recommended that Genentech’s stockholders not tender their shares to Roche for $86.50 per share.  Also on February 23, 2009, Genentech filed a Schedule 14D-9 with the SEC including the Special Committee’s recommendation and the reasons supporting that recommendation.

On February 24, 2009, the Court deemed the Supplement to the Complaint filed and served as of that date.

On February 25, 2009, Co-Lead Plaintiffs filed their opening brief in support of their Motion for Preliminary Injunction.

On March 2, 2009, in response to Co-Lead Plaintiffs’ Motion for Preliminary Injunction, Roche filed an amendment (“Amendment No. 1”) to its Schedule TO, which disclosed that Roche committed, if it owned 90% or more of Genentech’s stock after consummation of the

Tender Offer, to consummate a prompt short-form merger in which non-tendering stockholders would receive an immediate cash payment equal to the price paid in the Tender Offer plus a future cash payment equal to the amount, if any, that the valuation of Genentech by two investment banks (selected by a committee of independent Genentech directors) exceeded the price paid in the Tender Offer.  Amendment No. 1 was intended, in part, to address Co-Lead Plaintiffs’ allegations that Roche had not committed to consummate a prompt short-form merger at the same price paid in the Tender Offer and that Roche could not consummate a prompt short-form merger without violating certain provisions of the Affiliation Agreement.

On March 5, 2009, Roche filed its answering brief in opposition to Co-Lead Plaintiffs’ Motion for Preliminary Injunction, Genentech filed a statement concerning its interpretation of the Affiliation Agreement, and the Special Committee sent to the Court a letter indicating that the Special Committee did not believe that it was in the best interests of the Genentech minority stockholders to brief the issues raised in Co-Lead Plaintiffs’ Motion for Preliminary Injunction.

On March 6, 2009, Roche filed a second amendment (“Amendment No. 2”) to its Schedule TO, which disclosed additional information concerning the effect of the Affiliation Agreement on a short-form merger and the financial model relied upon by the Special Committee in support of its valuation of Genentech.

Also on March 6, 2009, Roche announced that it had increased the price to be paid in the Tender Offer from $86.50 to $93.00 per share.  In connection with this increase, Roche filed a third amendment (“Amendment No. 3”) to its Schedule TO setting forth the reasons for its decision to increase the Tender Offer price.

On March 8, 2009, Co-Lead Plaintiffs filed their reply brief in support of their Motion for Preliminary Injunction, which identified further alleged deficiencies in the Tender Offer structure as proposed by Roche in Amendment No. 1 to its Schedule TO.  Co-Lead Plaintiffs’ reply brief contended, among other things, that the revised structure as proposed by Roche would seriously impede the ability of Genentech stockholders to exercise their statutory appraisal rights in connection with any short-form merger, and that the Affiliation Agreement precluded the procedure proposed by Roche in Amendment No. 1.  Specifically, Co-Lead Plaintiffs’ reply brief explained that, because the procedure outlined in Amendment No. 1 contemplated the completion of a short-form merger between Genentech and Roche before proceeding to seek valuations from investment banks, the proposed structure precluded “independent directors” of Genentech from appointing such investment banks as required under the Affiliation Agreement and threatened to impair the ability of Genentech’s minority stockholders to avail themselves of the protections afforded under the Affiliation Agreement and Delaware law, including appraisal rights, because the consideration for their Genentech shares would not be known until some indeterminate time after the Merger.

Over the weekend of March 7-8, 2009, counsel to Roche and Co-Lead Counsel discussed possible grounds upon which to settle the Action.  Co-Lead Counsel expressed their view that the optimal outcome for Genentech’s minority stockholders was for Roche and Genentech to agree to a negotiated merger at an increased price in which all Genentech stockholders would receive the same consideration in the transaction.

On March 9, 2009, following full briefing, the Court held a hearing on Co-Lead Plaintiffs’ Motion for Preliminary Injunction.  During the hearing, counsel for Roche confirmed to the Court and Co-Lead Counsel that Genentech would be the surviving entity of any short-form merger between Genentech and Roche Investments USA, Inc. and agreed that the members of the Special Committee, subject to their consent, would be retained by Roche to oversee any

“banker valuation” in connection with a short-form merger between Roche and Genentech.  Following the preliminary injunction hearing, the Court reserved decision on Co-Lead Plaintiffs’ motion pending receipt of further information from counsel concerning Roche’s plans, if it owns 90% or more of Genentech’s stock following consummation of its Tender Offer, with respect to the determination of the merger consideration payable in a short-form merger (given the provisions of the Affiliation Agreement effective at that time), including the role of the Special Committee in any “banker valuation” and the right of non-tendering Genentech stockholders to pursue appraisal.

Following the hearing, the parties and their counsel conferred on procedures that Roche would follow and drafted supplemental disclosures to be made by Roche that would address these issues.  On March 10, 2009, Co-Lead Counsel and counsel to Roche, the Roche Designees, and the Special Committee, on behalf of their respective clients, entered into a stipulation (the “Second Stipulation”) setting forth the parties’ understanding concerning these issues and confirming that the Second Stipulation and the procedures and supplemental disclosures contemplated thereby had mooted Co-Lead Plaintiffs’ motion to preliminarily enjoin the Tender Offer.  On March 11, 2009, the Court approved the Second Stipulation.

After the Second Stipulation was approved, during the late evening on March 11, 2009 and early morning on March 12, 2009, counsel to Roche and Co-Lead Counsel again discussed possible grounds on which to settle the Action.  Co-Lead Counsel again expressed their view that the optimal outcome for Genentech’s stockholders was for Roche and Genentech to enter into a negotiated merger agreement, pursuant to which all Genentech stockholders would receive the same price per share.  Co-Lead Counsel also expressed their view that Roche should increase its offer price from $93.00 per share.  Co-Lead Counsel also indicated that, if Roche increased its offer to $95.00 per share, Co-Lead Counsel would support an amendment to the Affiliation Agreement to exclude such a merger from the Affiliation Agreement, so as to ensure that all Genentech stockholders would receive the same price per share, without affecting their appraisal rights under section 262 of the Delaware General Corporation Law.

On March 12, 2009, Roche and Genentech announced that they had signed an Agreement and Plan of Merger, dated March 12, 2009 (the “Merger Agreement”), pursuant to which Roche would acquire the outstanding publicly held interest in Genentech for $95.00 per share (the “Merger”), and that the Special Committee had approved the Merger Agreement and would recommend the Tender Offer.  Roche and Genentech also announced that they had amended the Affiliation Agreement to exempt the transactions contemplated by the Merger Agreement from Sections 4.02 and 4.03 of the Affiliation Agreement.  As a result, all Genentech stockholders would receive the same increased price in the Tender Offer and Merger, and there would be no need for a “banker valuation” under Sections 4.02(ii) and 4.03 of the Affiliation Agreement.  These announcements were also described in a fourth amendment (“Amendment No. 4”) to Roche’s Schedule TO.

The parties subsequently determined to settle the Litigation in accordance with the terms and conditions described below.

III.	THE SETTLEMENT AND PARTICIPATION IN THE SETTLEMENT

In consideration for the Settlement (including any claim for attorneys’ fees in connection with the Action) and the release of all Released Claims (see Section IV below), Roche proceeded with the Merger in accordance with the Merger Agreement and took the following actions:

A.
On September 24, 2008, counsel to Roche and the Roche Designees entered into the First Stipulation with Co-Lead Counsel, on behalf of their respective clients, pursuant to which Roche and the Roche Designees agreed that (1) Sections 2.01, 4.02, and 4.05 of the Affiliation Agreement do not (a) require Genentech or the

Genentech Board to accept any proposal by Roche concerning a business combination involving Genentech, (b) prohibit or hinder the Genentech directors from acting in accordance with the fiduciary and statutory duties in accordance with Delaware law, or (c) eliminate or limit any statutory or common-law requirements for the consummation of a business combination involving Roche and Genentech; and (2) Articles 8 and 9 of the Certificate do not (a) eliminate or limit the liability of Roche or the Roche Designees for alleged breaches of the duty of loyalty, (b) eliminate or limit the applicability of the “entire fairness” standard to a negotiated merger between Roche and Genentech, or (c) make an acquisition by Roche of Genentech shares a corporate opportunity under the Certificate or Delaware law.  The Court entered the First Stipulation as an order on September 26, 2008.

B.
On March 2, 2009, Roche filed Amendment No. 1 to its Schedule TO, which disclosed additional information concerning Roche’s commitment, if it owned 90% or more of Genentech’s stock after consummation of the Tender Offer, to consummate a prompt short-form merger in which non-tendering stockholders would receive an immediate cash payment equal to the price paid in the Tender Offer plus a future cash payment equal to the amount, if any, that the valuation of Genentech by two investment banks (selected by a committee of independent Genentech directors) exceeded the price paid in the Tender Offer.  Amendment No. 1 also included additional disclosures relating to the Company’s financial information and Co-Lead Plaintiffs’ Motion for Preliminary Injunction.

C.
On March 6, 2009, Roche filed Amendment No. 2 to its Schedule TO, which disclosed additional information concerning the effect of the Affiliation Agreement on a short-form merger, the events leading up to Roche’s Proposal and the Tender Offer, the status of Genentech’s stock if Roche did not achieve 90% ownership in the Tender Offer, and the financial model relied upon by the Special Committee in support of its valuation of Genentech.

D.
On March 6, 2009, Roche increased the price paid in the Tender Offer from $86.50 to $93.00 per share and filed Amendment No. 3 to its Schedule TO setting forth the reasons for its decision to increase the price to be paid in the Tender Offer.

E.
On March 10, 2009, counsel to Roche and to the Special Committee, on behalf of their respective clients, entered into the Second Stipulation with Co-Lead Counsel, which set forth the parties’ agreement concerning the merger consideration payable in a short-form merger (given the provisions in the Affiliation Agreement effective at that time), the role of the Special Committee in any “banker valuation,” and the right of non-tendering Genentech stockholders to pursue statutory appraisal or, as appropriate, a quasi-appraisal remedy in connection with a short-form merger of Roche and Genentech.

F.	Roche and the Special Committee agreed that, in the event that Roche owned 90% or more of Genentech’s stock following consummation of the Tender Offer, the

Special Committee would continue in existence, subsequent to the consummation of a short-form merger, at least until a “banker valuation” was completed in accordance with the Affiliation Agreement (given the provisions in the Affiliation Agreement effective at that time).

G.
During conversations with counsel to Roche during the late evening on March 11, 2009 and early morning on March 12, 2009, Co-Lead Counsel indicated that, if Roche increased its offer to $95.00 per share, Co-Lead Counsel would support an amendment to the Affiliation Agreement to exclude such a merger from the Affiliation Agreement, so as to ensure that all Genentech stockholders would receive the same price per share, without affecting their appraisal rights under section 262 of the Delaware General Corporation Law.

H.
On March 12, 2009, Roche and Genentech entered into the Merger Agreement, pursuant to which Roche would acquire the outstanding publicly held interest in Genentech for $95.00 per share (which the Special Committee had recommended).  In connection with the Merger Agreement, Roche and Genentech amended the Affiliation Agreement to exempt the transactions contemplated by the Merger Agreement from the merger-related provisions of the Affiliation Agreement.  As a result, all Genentech stockholders would receive the same increased price in the Tender Offer and Merger, there would be no need for a banker valuation, and Genentech’s minority stockholders would maintain their appraisal rights in accordance with section 262 of Delaware General Corporation Law.

I.	On March 12, 2009, Roche disclosed the information set forth in the Second Stipulation in Amendment No. 4 to its Schedule TO.

Defendants have agreed that all costs of providing this Notice to holders of the Company’s common stock will be paid by [Roche][Genentech (assuming consummation of the Merger)].

If you are a Class member, you will be bound by any judgment entered in the Litigation whether or not you actually receive this Notice.  You may not opt out of the Class.

IV.	RELEASE

The Stipulation and Agreement of Compromise, Settlement, and Release, dated March 20, 2009 (the “Stipulation”) provides that, subject to Court approval of the Settlement, (a) pursuant to Court of Chancery Rule 23, for good and valuable consideration, the Action shall be dismissed on the merits with prejudice as to all Defendants and against all members of the class, and all Released Claims (as defined below) shall be completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice and without costs, as to all Released Persons (defined below); and (b) all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, matured or unmatured, that have been, could have been, or in the future can or might be asserted in this Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law, statutory or common law, relating to alleged fraud, breach of any duty, negligence, violations of state or federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity, which have arisen, could have arisen, arise now, or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved in, set forth in, or referred to or otherwise related, directly or indirectly, in any way to, this Action or the California Actions, or the subject matter of this Action or the California Actions, and including without limitation any claims (whether or not asserted) in any way related to the entry into the Affiliation Agreement, the July Proposal, the Tender Offer, the Merger, the Merger Agreement, transactions related to the Merger or Merger Agreement, the Merger consideration, the negotiations preceding the Merger and Merger Agreement, the adequacy and completeness of disclosures made in connection with the Merger, Merger Agreement, transactions related to the Merger or Merger Agreement, and/or Merger consideration (including, but not limited to, public statements and SEC filings), and any alleged breaches of the fiduciary duties of the Defendants, or the aiding and abetting thereof (collectively, the “Released Claims”), against each and all of the Defendants and their respective relatives or family members, parent entities, associates, affiliates, subsidiaries, or trusts, and each and all of their respective past, present, or future officers, directors, record or beneficial stockholders, agents, representatives, employees, attorneys, advisors (including financial or investment advisors), consultants, accountants, law firms, investment bankers, commercial bankers, trustees, insurers, co-insurers and reinsurers, heirs, executors, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors and assigns (collectively, the “Released Persons”), shall be individually and collectively compromised, settled, released, discharged and dismissed with prejudice, provided however, that the Released Claims shall not be construed to limit the right of the Class Plaintiffs or any members of the Class to enforce the terms of the Stipulation or any properly perfected claims for appraisal in connection with the Merger.

Defendants and their counsel, individually and collectively, shall and hereby do completely, fully, finally, and forever release, relinquish, and discharge Class Plaintiffs and their counsel from any and all of the Released Claims.

If the Settlement becomes final, the release of Released Claims will extend to claims that Class Plaintiffs, and each member of the Class, may not know or suspect to exist at the time of the release, which, if known, might have affected their decision to enter into this release or whether or how to object to the Court’s approval of the Settlement or to attempt to exclude themselves from the Class.  The Class Plaintiffs and each member of the Class shall be deemed to waive any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law or foreign law, which may have the effect of limiting the release set forth above.  In particular, the Class Plaintiffs, and each member of the Class, shall be deemed to have relinquished to the full extent permitted by law the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Class Plaintiffs, and each member of the Class, shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States or elsewhere which is similar, comparable, or equivalent to California Civil Code section 1542.  The parties shall not concede that any law, other than the law of the State of Delaware, is applicable to the Stipulation or the release of the Released Claims.  The Class Plaintiffs, and each member of the Class, hereby acknowledge that members of the Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention to fully, finally, and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

V.	REASONS FOR THE SETTLEMENT

Co-Lead Counsel have reviewed and analyzed the facts and circumstances relating to the claims asserted in the Action, as known by Co-Lead Plaintiffs and Co-Lead Counsel to date, including conducting confirmatory discovery (which included [insert]), conducting discussions with counsel to Roche, the Roche Designees, and the Special Committee, and analyzing documents obtained through publicly available sources, applicable case law, and other authorities.  Based on this investigation, Plaintiffs in this Action have decided to enter into the Stipulation and settle the Action, after taking into account, among other things, (1) the substantial benefits to members of the Class from the litigation of the Action, the Merger, and the Settlement; (2) the risks of continued litigation in this Action; and (3) the conclusion reached by the parties and their counsel that the Settlement upon the terms and provisions set forth in the Stipulation is fair, reasonable, adequate, and in the best interests of the Class and will result in a material benefit to them.

Counsel in the California Actions have reviewed and analyzed the facts and circumstances relating to the claims asserted in the California Actions, as known by Plaintiffs and their counsel in the California Actions to date, including analyzing documents obtained through publicly available sources, applicable case law, and other authorities.  Based on this investigation, Plaintiffs in the California Actions have decided to enter into the Stipulation and dismiss with prejudice the California Actions based upon the terms and conditions set forth in the Stipulation, after taking into account, among other things, (1) the substantial benefits to members of the Class from the litigation of the Action, the Merger, and the Settlement; (2) the risks of continued litigation in the California Actions; and (3) the conclusion reached by the parties and their counsel that the Settlement upon the terms and provisions set forth in the Stipulation is fair, reasonable, adequate, and in the best interests of the Class and will result in a material benefit to them.

Defendants have denied, and continue to deny, any wrongdoing or liability with respect to all claims, events, and transactions complained of in this Action or the California Actions, that they engaged in any wrongdoing, that they committed any violation of law, that they breached any fiduciary duties or acted in bad faith, and liability of any kind to the Class, but state that they consider it desirable that this Action be settled and dismissed on the merits and with prejudice, and the California Actions be dismissed on the merits and with prejudice, in order to (1) avoid the substantial expense, burden, and risk of continued litigation; (2) dispose of potentially burdensome and protracted litigation; and (3) finally put to rest and terminate the claims asserted in this Action and the California Actions and dispel any uncertainty that may exist as a result of the pendency of this Action and the California Actions.

VI.	APPLICATION FOR ATTORNEYS’ FEES AND EXPENSES

Co-Lead Plaintiffs and Co-Lead Counsel [have petitioned][intend to petition] the Court for an award of up to twenty-four million, five-hundred thousand dollars ($24,500,000.00) for attorneys’ fees and expenses (including costs, disbursements, and expert and consultant fees) in connection with this Action to be paid by [Roche][Genentech (assuming consummation of the Merger)].  Defendants agree not to oppose any such petition and acknowledge that Co-Lead Counsel have a claim for attorneys’ fees and reimbursement of expenses in this Action based upon the benefits that the litigation of the Action, the Merger, and the Settlement have provided and will provide to the Class.  [Roche][Genentech (assuming consummation of the Merger)], on behalf of and for the benefit of itself and the other Defendants in this Action, agrees to pay any final award of fees and expenses by the Court, not to exceed the amounts specified in the first sentence of this paragraph.

The parties agreed that resolution of Co-Lead Plaintiffs’ and Co-Lead Counsel’s petition for an award of attorneys’ fees and expenses is not a precondition to this Settlement or to the dismissal with prejudice of the Action or the California Actions, and the Court can consider and rule upon the fairness, reasonableness, and adequacy of the Settlement independently of any award of attorneys’ fees and expenses.  The parties agreed that any dispute regarding the allocation or division of any fees and expenses among counsel for the Plaintiffs would have no effect on the Stipulation or the Settlement.

VII.	CLASS ACTION DETERMINATION

The Court has ordered that, for purposes of the Settlement only, the Action shall be temporarily maintained as a class action by the named Class Plaintiffs as Class representatives, pursuant to Chancery Court Rules 23(a), 23(b)(1), and 23(b)(2), with the Class defined as set forth above.

Inquiries or comments about the Settlement may be directed to the attention of counsel for the Class Plaintiffs as follows:

Robert J. Kriner, Jr.
Chimicles & Tikellis LLP
One Rodney Square
P.O. Box 1035
Wilmington, DE 19899

Michael J. Barry
Grant & Eisenhofer P.A.
1201 N. Market Street
Wilmington, DE 19801

Michael Wagner
Barroway Topaz Kessler Meltzer & Check, LLP
280 King of Prussia Road
Radnor, PA 19087

VIII.	SETTLEMENT HEARING

The Court has scheduled a Settlement Hearing, which will be held on [--------, 2009] at [X:XX x].m. EDT, in the New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801 to: (a) determine whether the temporary certifications discussed herein should be made final; (b) determine whether the Settlement should be approved by the Court as fair, reasonable, adequate and in the best interests of the Class; (c) determine whether an Order and Final Judgment should be entered pursuant to the Stipulation; (d) consider the application of counsel to the Class Plaintiffs for an award of attorneys’ fees and expenses; (e) hear and determine any objections to the Settlement or the application of counsel to the Class Plaintiffs for an award of attorneys’ fees and expenses; and (f) rule on such other matters as the Court may deem appropriate.

The Court has reserved the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys’ fees, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof.  The Court has also reserved the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Class.

IX.	RIGHT TO APPEAR AND OBJECT

Any Class member who (a) objects to the: (i) Settlement, (ii) Class action determination, (iii) adequacy of representation by the Class Plaintiffs and their counsel, (iv) dismissal of the Action, (v) judgment to be entered in the Action, and/or (vi) request by counsel for the Class Plaintiffs for fees and reimbursement of costs and expenses in the Action; or (b) otherwise wishes to be heard, may appear in person or by his or her or its attorney at the Settlement Hearing.  If you want to do so, however, you must, not later than ten (10) calendar days prior to the Settlement Hearing, file with the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801:  (i) a written notice of intention to appear, (ii) proof of your membership in the Class, (iii) a statement of your objections to any matters before the Court, and (iv) the grounds thereof or the reasons for your desiring to appear and be heard, as well as documents or writings you desire the Court to consider.  Also, on or before the date you file such papers, you must serve them by hand or overnight courier upon each of the following attorneys of record:

Robert J. Kriner, Jr.
Chimicles & Tikellis LLP
One Rodney Square
P.O. Box 1035
Wilmington, DE 19899

Michael J. Barry
Grant & Eisenhofer P.A.
1201 N. Market Street
Wilmington, DE 19801

Michael Wagner
Barroway Topaz Kessler Meltzer & Check, LLP
280 King of Prussia Road
Radnor, PA 19087

Allen M. Terrell, Jr.
Richards Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801

S. Mark Hurd
Morris Nichols Arsht & Tunnell LLP
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347

David C. McBride
Young Conaway Stargatt & Taylor, LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, DE 19801

Any Class member who does not object to the Settlement, the Class action determination, or the request by counsel for the Class Plaintiffs for an award of attorneys’ fees or expenses need not do anything at this time.

Unless the Court otherwise directs, no person will be entitled to object to the approval of the Settlement, the Class action determination or the judgment to be entered in the Action, or otherwise to be heard, except by serving and filing written objections as described above.

Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including the right to appeal) and will be forever barred from raising such objection in this or any other action or proceeding.

X.	INTERIM INJUNCTION

Pending final determination of whether the Settlement should be approved, the Class Plaintiffs and all members of the Class, and any of them are barred and enjoined from commencing, prosecuting, continuing, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims, either directly, representatively, derivatively or in any other capacity, against any Released Person, which have been or could have been asserted, or which arise out of or relate in any way to any of the transactions or events described in any complaint or amended complaint in the Litigation.

XI.	ORDER AND FINAL JUDGMENT OF THE COURT

If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate and in the best interests of the Class, the parties will ask the Court to enter an Order and Final Judgment, which will, among other things:

1.           approve the Settlement and adjudge the terms thereof to be fair, reasonable, adequate, and in the best interests of the Class, pursuant to Chancery Court Rule 23(e);

2.           authorize and direct the performance of the Settlement in accordance with its terms and conditions and reserve jurisdiction to supervise the consummation of the Settlement provided herein; and

3.           dismiss the Action with prejudice on the merits and release Defendants, and each of them, and all the Released Persons from the Released Claims.

XII.	NOTICE TO THOSE HOLDING STOCK FOR THE BENEFIT OF OTHERS

Brokerage firms, banks and/or other persons or entities who held shares of the Company’s common stock for the benefit of others are directed promptly to send this Notice to all of their respective beneficial owners.  If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies may be made to:

[Insert]

XIII.	SCOPE OF THE NOTICE

This Notice is not all-inclusive.  The references in this Notice to the pleadings in the Action, the Stipulation, and other papers and proceedings are only summaries and do not purport to be comprehensive.  For the full details of the Action, claims which have been asserted by the parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation, members of the Class are referred to the Court files in the Action.  You or your attorney may examine the Court files during regular business hours of each business day at the office of the Register in Chancery, in the New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801.  Questions or comments may be directed to counsel for the Class Plaintiffs:

Robert J. Kriner, Jr.
Chimicles & Tikellis LLP
One Rodney Square
P.O. Box 1035
Wilmington, DE 19899

Michael J. Barry
Grant & Eisenhofer P.A.
1201 N. Market Street
Wilmington, DE 19801

Michael Wagner
Barroway Topaz Kessler Meltzer & Check, LLP
280 King of Prussia Road
Radnor, PA 19087

DO NOT WRITE OR TELEPHONE THE COURT.

Dated:[ _________ __], 2009
BY ORDER OF THE COURT

___________________
Register in Chancery

Exhibit C

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE GENENTECH, INC.	:	CONSOLIDATED
SHAREHOLDERS LITIGATION	:	CIVIL ACTION NO. 3911-VCS

ORDER AND FINAL JUDGMENT

A hearing having been held before this Court (the “Court”) on _________ __, 2009, pursuant to the Court’s Order of _________ __, 2009 (the “Scheduling Order”), upon a Stipulation and Agreement of Compromise, Settlement, and Release, filed on March 23, 2009 (the “Stipulation”), of the above-captioned action (the “Action”) that was joined and consented to by all the parties to the Action, which Scheduling Order and Stipulation are incorporated herein by reference; it appearing that due notice of said hearing was given in accordance with the aforementioned Scheduling Order and that said notice was adequate and sufficient; and the parties having appeared by their attorneys of record; and the attorneys for the respective parties having been heard in support of the Settlement of the Action; and an opportunity to be heard having been given to all other persons desiring to be heard as provided in the notice; and the entire matter of the Settlement having been considered by the Court,

IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this ___ day of ___________, 2009, as follows:

1.          Unless otherwise defined herein, all defined terms shall have the meanings as set forth in the Stipulation.

2.          The Notice of Pendency of Class Action, Proposed Class Action Determination, Proposed Settlement of Class Action, Settlement Hearing, and Right to Appear (the “Notice”) has been given to the Class (as defined therein) pursuant to and in the manner directed by the

Scheduling Order; proof of the mailing of the Notice was filed with the Court; and full opportunity to be heard has been offered to all parties, the Class, and persons in interest.  The form and manner of the Notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Delaware Court of Chancery Rule 23, due process, and applicable law, and it is further determined that all members of the Class are bound by the Order and Final Judgment herein.

3.          Based on the record in the Action, each of the provisions of Delaware Court of Chancery Rule 23 has been satisfied and the Action has been properly maintained according to the provisions of Delaware Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2).  Specifically, this Court finds that (a) the Class is so numerous that joinder of all members is impracticable; (b) there are questions of law and fact common to the Class; (c) the claims of Co-Lead Plaintiffs (also referred to herein as “Class Plaintiffs”) as representative plaintiffs are typical of the claims of the Class; and (d) the Class Plaintiffs and their counsel have fairly and adequately protected and represented the interests of the Class.

4.           The Action is hereby finally certified as a non-opt-out class action, pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2), on behalf of a class consisting of all record holders and beneficial owners of Genentech common stock at any time during the period beginning on and including July 21, 2008 through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any

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of them, and each of them, and excluding the Defendants, members of the immediate family of any individual Defendant, any entity in which a Defendant has or had a controlling interest, officers of Defendants and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”). Further, the Co-Lead Plaintiffs are finally certified as Class representatives.  The law firms of Grant & Eisenhofer P.A., Chimicles & Tikellis LLP, and Barroway Topaz Kessler Meltzer & Check, LLP (collectively, “Co-Lead Counsel”) are finally certified as Co-Lead Counsel.

5.           The Settlement is found to be fair, reasonable, adequate, and in the best interests of the Class, and is hereby approved pursuant to Delaware Court of Chancery Rule 23(e).  The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Order and Final Judgment.

6.           This Court has jurisdiction over the subject matter of the Action, including all matters necessary to effectuate the Settlement and this Final Judgment and over all parties to the Action.

7.           The Action and the claims asserted therein are hereby dismissed on the merits with prejudice as to all Defendants and against all members of the Class on the merits and, except as provided in the Stipulation, without fees or costs (except as provided below in paragraph 13).

8.           Any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any

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kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, matured or unmatured, that have been, could have been, or in the future can or might be asserted in this Action or in any court, tribunal, or proceeding (including, but not limited to, any claims arising under federal or state law, statutory or common law, relating to alleged fraud, breach of any duty, negligence, violations of state or federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved in, set forth in, or referred to or otherwise related, directly or indirectly, in any way to, this Action or the California Actions, or the subject matter of this Action or the California Actions, and including without limitation any claims (whether or not asserted) in any way related to the entry into the Affiliation Agreement, the July Proposal, the Tender Offer, the Merger, the Merger Agreement, transactions related to the Merger or Merger Agreement, the Merger consideration, the negotiations preceding the Merger and Merger Agreement, the adequacy and completeness of disclosures made in connection with the Merger, Merger Agreement, transactions related to the Merger or Merger Agreement, and/or Merger consideration (including, but not limited to, public statements and SEC filings), and any alleged breaches of the fiduciary duties of the Defendants, or the aiding and abetting thereof (collectively, the “Released Claims”), against each and all of the Defendants and their respective

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relatives or family members, parent entities, associates, affiliates, subsidiaries, or trusts, and each and all of their respective past, present, or future officers, directors, record or beneficial stockholders, agents, representatives, employees, attorneys, advisors (including financial or investment advisors), consultants, accountants, law firms, investment bankers, commercial bankers, trustees, insurers, co-insurers and reinsurers, heirs, executors, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns (collectively, the “Released Persons”), shall be individually and collectively, completely, fully, finally, and forever released, relinquished, and discharged; provided however, that the Released Claims shall not be construed to limit the right of the Class Plaintiffs or any members of the Class to enforce the terms of this Stipulation or any properly perfected claims for appraisal in connection with the Merger.

9.           Defendants and their counsel, individually and collectively, shall and hereby do completely, fully, finally, and forever release, relinquish, and discharge Plaintiffs and their counsel from any and all of the Released Claims.

10.         The releases extend to claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release or whether or how to object to the Court’s approval of the Settlement or to attempt to exclude themselves from the Class.  The Class Plaintiffs and each member of the Class shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the

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United States, or principle of common law or foreign law, which may have the effect of limiting the release set forth above.  In particular, the Class Plaintiffs, and each member of the Class, shall be deemed to have relinquished to the full extent permitted by law the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Class Plaintiffs, and each member of the Class, shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States or elsewhere which is similar, comparable, or equivalent to California Civil Code section 1542.  The Class Plaintiffs, and each member of the Class, are deemed to have settled and released fully, finally, and forever any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

11.         The Class Plaintiffs, Co-Lead Counsel, and all members of the Class, and each of them, and any of their respective representatives, trustees, successors, heirs, and assigns are hereby permanently barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action, whether directly, representatively, derivatively, or in any other capacity, asserting any claims that are, or relate in any way to, the Released Claims that are released pursuant to this Order and Final Judgment or under the Stipulation.

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12.         Neither the Stipulation, the Settlement, this Final Judgment, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement (a) is or may be deemed to be or may be used as an admission of, or evidence of the validity or lack of validity of any Released Claims or any wrongdoing or liability of Defendants; (b) is or may be deemed to or may be used as an admission of, or evidence of, any fault or omission of any of the parties in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal; or (c) is or may be alleged or mentioned so as to contravene clause (a) above in any litigation or other action unrelated to the enforcement of the Stipulation.  Notwithstanding the foregoing, any of the Released Persons may file the Stipulation or any judgment or order of the Court related hereto, in the California Actions, or any other action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.

13.         Co-Lead Counsel is hereby awarded attorneys’ fees and expenses in the amount of $___________, which sum the Court finds to be fair and reasonable and which shall be paid to Co-Lead Counsel in accordance with the terms of the Stipulation.

14.         The effectiveness of the Order and Final Judgment and the obligations of the Class Plaintiffs, Co-Lead Counsel, the Class, and the Defendants under the Settlement shall not be conditioned upon or subject to the resolution of any appeal that relates solely to the issue of Co-Lead Counsel’s application for an award of attorneys’ fees and expenses.

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15.         Without affecting the finality of this Order and Final Judgment in any way, this Court reserves jurisdiction over all matters relating to the administration and consummation of the Settlement.

 _________________________________
The Honorable Leo E. Strine, Jr.
Vice Chancellor

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